EXHIBIT 23.2


                       Consent of Independent Accountants



We hereby consent to the use in the Prospectus constituting part of amendment No. 4 to the Registration Statement on Form S-4 of Epitope, Inc., to our report dated November 6, 1996, relating to the financial statements of Andrew and Williamson Sales, Co., which are referenced in such Form S-4 and to the references to us under the headings "Experts" and "Independent Accountants."

We also consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (Numbers 33-68510, 33-67618, 33-57246, 33-52920, 33-42841, 33-39166, and 33-32673), Form S-8 (Numbers
33-63106,  33-63220,  33-63218,  33-41712,  33-13416,  33-21545,  33-82788,  and
33-60789), and Form S-4 (Number 333-15705) of Epitope, Inc. of our report dated November 6, 1996.




Boros & Farrington
February 25, 1997